EXHIBIT 23(a)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 5, 2010 relating to the consolidated financial statements and financial statement schedule of The E. W. Scripps Company and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of The E. W. Scripps Company for the year ended December 31, 2009.
/s/ Deloitte & Touche LLP
Cincinnati, Ohio
May 25, 2010